UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2025

BAR HARBOR BANKSHARES

(Exact name of registrant as specified in its charter)

Maine	001-13349	01-0393663
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 400, 82 Main Street, Bar Harbor, Maine 04609-0400
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (207) 288-3314

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock, par value $2.00 per share	BHB	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On July 31, 2025, Bar Harbor Bankshares, a Maine corporation (“Bar Harbor”), completed its acquisition of Guaranty Bancorp, Inc., a New Hampshire corporation (“Guaranty”), pursuant to the previously announced Agreement and Plan of Merger, dated as of March 11, 2025 (the “Merger Agreement”), by and between Bar Harbor and Guaranty, whereby Guaranty was merged with and into Bar Harbor (the “Merger”), with Bar Harbor continuing as the surviving corporation in the Merger. Immediately following the Merger, Bar Harbor Bank & Trust, a Maine chartered bank and a wholly-owned subsidiary of Bar Harbor, merged with Woodsville Guaranty Savings Bank, a New Hampshire chartered bank and a wholly-owned subsidiary of Guaranty (the “Bank Merger”), with Bar Harbor Bank & Trust continuing as the surviving bank in the Bank Merger.

At the effective time of the Merger (the “Effective Time”), each share of Guaranty’s common stock, par value $0.20 per share, was converted into the right to receive 1.85 shares of Bar Harbor’s common stock, par value $2.00 per share (the “Bar Harbor Common Stock”), with cash paid in lieu of any fractional shares. Each share of Bar Harbor Common Stock issued and outstanding immediately prior to the Effective Time remained outstanding and was unchanged by the Merger. The total consideration payable by Bar Harbor consists of approximately $39.2 million in shares of Bar Harbor Common Stock based on the closing price of Bar Harbor Common Stock as reported on the NYSE American of $29.04 as of July 31, 2025.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 to Bar Harbor’s Current Report Form 8-K filed with the Securities and Exchange Commission on March 11, 2025, and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of July 31, 2025, Bar Harbor’s Board of Directors (the “Board”) increased the size of the Board of Directors by one seat and appointed James E. Graham to the Board upon the completion of the Merger. The appointment of Mr. Graham, who served as a director and as President and Chief Executive Officer of Guaranty and Woodsville Guaranty Savings Bank prior to the Merger, was contemplated by and made in accordance with the Merger Agreement. Mr. Graham will serve as a director until his successor is elected and qualified or until his earlier resignation or removal. In connection with his appointment as a director, Mr. Graham was also appointed to serve as a member of the Board Risk Committee of the Board of Directors. Effective as of July 31, 2025, Mr. Graham was also appointed to the Board of Directors of Bar Harbor Bank & Trust (the “BHB&T Board”) and will serve as a member of the Bar Harbor Wealth Management Committee of the BHB&T Board.

In connection with his service as a director, Mr. Graham will receive Bar Harbor’s standard independent director cash compensation, which currently consists of $32,000 in annual cash retainers, and will have the opportunity to receive future equity awards granted from time to time to Bar Harbor’s independent directors. Mr. Graham has no family relationship with any director or executive officer of Bar Harbor.  In addition, Mr. Graham has no direct or indirect material interest in any transaction with Bar Harbor that is reportable under Item 404(a) of Regulation S-K, nor have any such transactions been proposed.

Item 8.01.	Other Events.

On July 31, 2025, Bar Harbor issued a press release announcing the completion of the Merger. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit
99.1	Press release announcing the closing of the Merger, dated July 31, 2025

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAR HARBOR BANKSHARES

Date: August 4, 2025	By:	/s/ Curtis C. Simard
Curtis C. Simard
President and Chief Executive Officer